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                                                                 Exhibit 10.2

March 16, 1998

James J. Jennings
San Francisco, CA 94123

Dear Jim:

     This letter is intended to confirm our agreement concerning the termination of your relationship with CellNet Data Systems, Inc. (the "Company").

     1. You will submit your resignation as Vice President, Sales and Marketing of the Company and as an officer of each of the Company's subsidiary companies with effect as of March 15, 1998 (your "Officer Termination Date"). You will remain an employee of the Company until March 15, 1999, at which time you will resign and cease to be an employee of the Company (your "Employment Termination Date"). Each such action is acknowledged to be voluntary on your part. You agree that you will make yourself reasonably available to answer questions and to provide reasonable assistance in connection with the orderly transfer of your responsibilities. Between your Officer Termination Date and your Employment Termination Date you will have no assigned duties and you will have no authority to represent the Company or to bind the Company to any contract or other obligation. The Company agrees that it will not make any disparaging comments concerning you or relating to your employment with the Company. You agree that you will not make any disparaging comments concerning the Company or relating to your employment by the Company.

     2. Notwithstanding the submission of your resignation as an officer and/or as an employee of the Company, the Company agrees (a) to continue to pay you your current salary (at the rate of $183,768 per year) for a period of one year from your Officer Termination Date through your Employment Termination Date in equal biweekly installments on the Company's normal payroll payment dates, and (b) to continue your employee medical, dental, vision, employee assistance, life insurance, accidental death and dismemberment insurance, 401(k) retirement plan, and Section 125 premium payment plan benefits during the same period, including dependent benefits, to the extent applicable. You will not be entitled, however, (a) to coverage under the Company's business travel accident insurance program following your Officer Termination Date (since you will not be traveling on business for the Company), or (b) to participate in the Company's 1996 Employee Stock Purchase Plan, 1994 Stock Plan, or Bonus Plan following your Officer Termination Date. Following your Employment Termination Date, you shall be entitled to such benefits continuation under COBRA as is then available to Company employees whose employment has been voluntarily terminated.


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James J. Jennings - March 16, 1998
____________________________

     3. Notwithstanding the submission of your resignation as an officer and as an employee of the Company, the Company agrees (a) to immediately vest as of your Officer Termination Date, 21,600 then unvested shares of the Company's Common Stock purchased under your Restricted Stock Purchase Agreement dated August 1, 1995, and (b) to immediately vest as of your Officer Termination Date, your then unvested right to purchase up to 8,940 additional shares of the Company's Common Stock at $2.00 per share under your Incentive Stock Option Agreement dated March 20, 1996. All other vesting under your Restricted Stock Purchase Agreement dated August 1, 1995 and under each of your Stock Option Agreements dated March 20, 1996 and August 7, 1997, respectively, shall cease as of your Officer Termination Date. Solely for the purposes of your Restricted Stock Purchase Agreement dated August 1, 1995 and each of your Stock Option Agreements dated March 20, 1996 and August 7, 1997, respectively, you shall be treated as having resigned voluntarily as of your Officer Termination Date.

     4. The Company hereby exercises its right to repurchase at cost ($0.25 per share) all remaining unvested shares of the Company's Common Stock purchased under your Restricted Stock Purchase Agreement dated August 1, 1995 (32,400 shares) as of your Officer Termination Date for a total price of $8,100, which purchase shall be settled as of your Officer Termination Date by means of a credit in that amount against the amount outstanding under the loan made by the Company to you for the purchase of restricted stock thereunder (the "Restricted Stock Purchase Loan"). (The amount outstanding on your Officer Termination Date was $41,707.06. The credit of $8,100 will be credited first to the payment of interest amounting to $5,707.06 and then to the reduction of principal leaving a principal balance due on such date of $33,607.06.) Notwithstanding anything to the contrary set forth in the loan agreement and promissory note evidencing the Restricted Stock Purchase Loan, you shall repay in full the entire outstanding balance, including both principal and accrued interest to the date of repayment, on or before June 15, 1998.

     5. The Letter Agreement between you and the Company dated July 11, 1994 pursuant to which you were employed by the Company is hereby superseded and terminated by this Agreement without any further obligation on the part of the Company to you pursuant to that Letter Agreement. The Employee Agreement Concerning Inventions, Trade Secrets and Confidential Information between you and the Company dated August 2, 1994 shall continue to remain in full force and effect in accordance with its terms. The Employee Severance Agreement between you and the Company dated August 9, 1995 providing for certain prospective benefits in the event of a change of control of the Company is hereby terminated as of your Officer Termination Date. The Indemnification Agreement between you and the Company dated August 30, 1996 shall continue to remain in full force and effect in accordance with its terms.


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James J. Jennings - March 16, 1998
____________________________

     6. You shall be entitled to keep your present car telephone following your Officer Termination Date without reimbursement to the Company for its present value. The Company shall reimburse you for the reasonable cost of removing your present car telephone should you elect to have it removed at any time prior to June 15, 1998. You shall be responsible, however, for all telephone charges and expenses (a) following your Officer Termination Date, and (b) prior to your Officer Termination Date to the extent that such expense is of a personal nature and not reimbursable as a business expense under the Company's current policies in that regard.

     7. Until June 15, 1998, you shall be entitled to use without reimbursement to the Company for their value (a) the Company's E-Mail system and your current E-Mail address, and (b) the Company's Voice-Mail system and your current Voice-Mail box, in each case, provided that these are used for legitimate purposes and in a manner not contrary to the best interests of the Company.

     8. Until June 15, 1998, you shall have the right to the continued use of the Company's laptop computer equipment now in your possession (DAC Serial #4429). You shall return such equipment to the Company on or before that date in the condition received, reasonable wear and tear excepted.

     9. In consideration of the severance benefits provided under this Agreement, you hereby agree on your own behalf and on behalf of your family members, heirs, executors assigns and other representatives to waive and release the Company from and agree not to sue concerning any claim, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that you or any of them may have arising out of or in connection with your employment by the Company or the termination of such employment, it being understood, however, that this waiver, release and agreement not to sue shall not extend to (a) any failure by the Company to provide the severance benefits contemplated by this Agreement, (b) any failure by the Company to pay you your salary at its current rate and to provide all of the benefits to which you are or may be entitled to as an employee prior to your Officer Termination Date, (c) any failure by the Company to reimburse you in full for all ordinary and necessary business expenses incurred by you prior to your Officer Termination Date in accordance with the Company's standard policies in that regard, and
(d) any failure by the Company to honor its obligations to you under the terms of your Restricted Stock Purchase Agreement dated August 1, 1995 and each of your Stock Option Agreements dated March 20, 1996 and August 7, 1997, respectively, with the Company, as modified hereby. To the extent that the foregoing may be deemed to constitute a general release, you should be aware that California Civil Code Section 1542


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 James J. Jennings - March 16, 1998
____________________________

provides that A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR. In order to make effective your above waiver, release and agreement not to sue concerning any claim, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that you or any of your above representatives may have arising out of or in connection with your employment by the Company or the termination of such employment, you hereby agree to waive any rights you or they may have under said Section 1542 and under any other statute or common law principles of similar effect.

     If the above accurately reflects our agreement concerning the above matters, please so indicate by executing and returning to us the duplicate original copy of this Agreement enclosed herewith.


Sincerely,



John M. Seidl,
Chairman of the Board,
President & Chief Executive Officer


Agreed:


_____________________
James J. Jennings


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